UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 3, 2006

ACORN FACTOR, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-19771	22-2786081
(State or Other Jurisdiction of Incorporation)	(Commission file Number)	(IRS Employer Identification No.)

200 Route 17, Mahwah, New Jersey		07430
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (201) 529-2026

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Compensation of Chief Executive Officer

At a meeting of the Board of Directors of the Registrant (the “Board”) held on October 3, 2006, the Board approved compensation to the Chief Executive Officer of the Registrant of $275,000 per year, plus customary benefits. The Board also approved an annual bonus to the Chief Executive Officer for 2007, to be based upon performance targets to be determined based upon the recommendation of the compensation committee.

Board Compensation

Additionally, the Board adopted a policy of granting (i) 7,500 shares, at an exercise price equal to the then fair market value, which options will vest one year after the date of grant, and be exercisable for six years, to all incumbent directors following the date of the annual meeting and (ii) 25,000 shares, at an exercise price equal to the then fair market value, which options shall vest one third per year, the first third to vest one year following the date of grant, and be exercisable for six years, to all newly elected directors following the date of the annual meeting.

The Board also approved compensation for its non-employee directors to include a $20,000 cash retainer, payable quarterly in advance, as well as meeting fees of $500 for each board/committee meeting attended. In keeping with the option policy adopted for its directors, the Board also made the following option grants:

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Options for the purchase of 25,000 shares of the Registrant’s Common Stock, par value $.01 per share, to each of its newly elected Board members, Messrs. Giacco, Rimer, and Wren. The options have an exercise price of $3.28 per share, vest one third per year beginning October 3, 2007, and expire on October 3, 2013.

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Options for the purchase of 7,500 shares of the Registrant’s Common Stock, par value $.01 per share, to each of the non-employee incumbent directors, Messrs. Morgenstern and Zentman. The options have an exercise price of $3.28 per share, vest on October 3, 2007, and expire on October 3, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 10th day of October 2006.

ACORN FACTOR, INC.

By:	/s/ Sheldon Krause
Name: Sheldon Krause
Title: Secretary and General Counsel